Exhibit 99.1

Balchem Corporation Reports Record Quarterly Sales of $163.7 Million, Record Second Quarter Net Earnings of $19.7 Million, Record Adjusted Net Earnings of $24.5 Million and Record Adjusted EBITDA of $41.0 Million

New Hampton, NY, August 3, 2018 – Balchem Corporation (NASDAQ: BCPC) today reported for the second quarter 2018 record second quarter net earnings of $19.7 million, compared to net earnings of $16.5 million for the second quarter 2017. Record adjusted net earnings(a) were $24.5 million, compared to $20.5 million in the prior year quarter. Record adjusted EBITDA(a) was $41.0 million, compared to $36.3 million in the prior year quarter.

Second Quarter 2018 Financial Highlights:

•	Record quarterly net sales of $163.7 million in the second quarter 2018, an increase of $16.6 million, or 11.3%, compared to the prior year quarter.
•	Year over year sales growth in all four of our segments, with record quarterly sales for our Human Nutrition & Health and Specialty Products segments.
•	Year over year earnings from operations growth in three of the four segments.
•	Record second quarter net earnings were $19.7 million, an increase of $3.1 million, or 19.0%, from the prior year, resulting in earnings per share of $0.61.
•	Record quarterly adjusted net earnings of $24.5 million increased $4.0 million or 19.5% from the prior year, resulting in adjusted earnings per share(a) of $0.76.
•	Record quarterly adjusted EBITDA of $41.0 million increased $4.7 million or 13.0% from the prior year.
•
Second quarter cash flows from operations were $21.2 million for 2018 compared to $22.9 million for 2017. Free cash flow(a) for the second quarter 2018 was $17.3 million compared to $15.0 million for the second quarter 2017, an increase of $2.2 million.

Recent Highlights:

•
Entered into a new credit agreement with lenders in the form of a senior secured revolving credit facility, due 2023.  The new revolving credit agreement allows for up to $500 million of borrowing. The Company used initial proceeds from the new credit agreement to repay the outstanding balance of $210.8 million on its senior secured term loan A, due May 2019.

•
Collaborated with several leading dairy research institutions to present seven new research projects demonstrating the benefits of Choline in dairy cows and calves at the recent American Dairy Science Association (ADSA) annual meeting.

Ted Harris, Chairman, CEO, and President of Balchem said, “We are extremely pleased to report second quarter sales growth in all four of our segments, along with all-time record adjusted net earnings and adjusted EBITDA, and continued solid cash generation. In addition, our new revolving credit agreement enhances our strong financial profile and provides increased flexibility. The available funds from this new credit facility, combined with our strong cash flow, strengthen our ability to execute on our growth plans.”

Balchem Corporation (NASDAQ:BCPC)
Results for Period Ended June 30, 2018 (unaudited)
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended June 30,

	2018	2017
	Unaudited
Net sales	$163,687	$147,082
Gross margin	53,466	46,761
Operating expenses	25,847	21,930
Earnings from operations	27,619	24,831
Other expense	2,558	2,271
Earnings before income tax expense	25,061	22,560
Income tax expense	5,382	6,024
Net earnings	$19,679	$16,536

Diluted net earnings per common share	$0.61	$0.51

Adjusted EBITDA(a)	$41,046	$36,315
Adjusted net earnings(a)	$24,530	$20,527
Adjusted net earnings per common share(a)	$0.76	$0.64

Shares used in the calculations of diluted and adjusted net earnings per common share	32,438	32,203

For the Six Months Ended June 30,

	2018	2017
	Unaudited
Net sales	$325,097	$284,810
Gross margin	104,925	91,190
Operating expenses	49,894	43,656
Earnings from operations	55,031	47,534
Other expense	4,793	4,265
Earnings before income tax expense	50,238	43,269
Income tax expense	11,213	11,216
Net earnings	$39,025	$32,053

Diluted net earnings per common share	$1.21	$1.00

Adjusted EBITDA(a)	$81,958	$72,122
Adjusted net earnings(a)	$48,948	$39,440
Adjusted net earnings per common share(a)	$1.51	$1.23

Shares used in the calculation of diluted and adjusted net earnings per common share	32,378	32,195

(a)See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)
Segment Financial Results for the Second Quarter of 2018:

The Human Nutrition & Health segment generated record quarterly sales of $85.0 million, an increase of $7.0 million or 8.9% compared to the prior year quarter. The increase was primarily driven by added sales from the IFP acquisition, higher powder systems and encapsulated products sales into food and beverage markets, strong chelated minerals, and increased choline nutrients sales, partially offset by lower flavor systems sales. Second quarter earnings from operations for this segment of $10.1 million decreased $1.3 million or 11.1% compared to $11.3 million in the prior year quarter, primarily due to unfavorable mix, higher raw material costs, additional expenses related to manufacturing site consolidation and expansion activities, the timing of a  prior year insurance recovery, and increased research & development spending.

The Animal Nutrition & Health segment sales of $42.0 million increased $5.0 million or 13.5% compared to the prior year quarter. The increased sales were primarily due to higher monogastric species sales, driven by healthy demand in North America and Europe, higher average selling prices, and additional sales realized as a result of the continuing supply disruptions of Chinese imports, partially offset by lower ruminant species sales. Second quarter earnings from operations for this segment of $7.1 million were $3.4 million or 92.8% higher than the prior year comparable quarter of $3.7 million, primarily due to the aforementioned higher monogastric sales volumes and higher average selling prices.

The Specialty Products segment generated record quarterly sales of $22.9 million, an increase of $2.1 million or 10.1% compared to the prior year quarter, primarily due to increased plant nutrition volumes and higher sales of ethylene oxide for the medical device sterilization market. Record quarterly earnings from operations for this segment were $8.7 million, versus $8.1 million in the prior year comparable quarter, an increase of $0.6 million or 7.8%, primarily due to the aforementioned higher sales.

The Industrial Products segment sales of $13.8 million increased $2.5 million or 22.5% from the prior year comparable quarter, primarily due to significantly higher sales of choline and choline derivatives used in shale fracking applications. Earnings from operations for the Industrial Products segment were $2.7 million, an increase of $1.1 million or 68.1% compared with the prior year comparable quarter, and were primarily a reflection of the aforementioned higher sales volumes.

Consolidated gross margin for the quarter ended June 30, 2018 of $53.5 million increased by $6.7 million or 14.3%, compared to $46.8 million for the prior year comparable period. Gross margin as a percentage of sales increased to 32.7% as compared to 31.8% in the prior year period. The increase was primarily due to strong sales volumes, mix and certain higher average selling prices. Operating expenses of $25.8 million for the second quarter were up $3.9 million from the prior year comparable quarter, principally due to the prior year including a favorable indemnification settlement, the inclusion of three months of IFP expenses compared to one month in the prior year comparable period, increased research and development spend, and certain compensation-related expenses, partially offset by lower transaction and integration costs. Excluding transaction and integration costs of $0.9 million and non-cash operating expense associated with amortization of intangible assets of $5.4 million, operating expenses were $19.5 million, or 11.9% of sales.

Interest expense was $2.3 million in the second quarter of 2018 and includes a write-off of $0.4 million of deferred financing costs in connection with the extinguished debt in 2018. Our effective tax rates for the three months ended June 30, 2018 and 2017 were 21.5% and 26.7%, respectively. The company’s effective tax rate for the three months ended June 30, 2018 is lower primarily due to the impact of the Tax Cuts and Jobs Act.

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Balchem Corporation (NASDAQ:BCPC)
For the quarter ended June 30, 2018, cash flows provided by operating activities were $21.2 million, and free cash flow was $17.3 million. The $180.5 million of net working capital on June 30, 2018 included a $35 million reduction in the current portion of long-term debt, resulting from the repayment of existing debt through the initial use of revolving debt from our new credit facility, and this revolving debt is classified as long-term debt on our balance sheet. In addition, the net working capital included a cash balance of $62.5 million, which reflects capital expenditures of $4.0 million in the second quarter of 2018. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris said, “We are very proud of the strong performance we reported in the second quarter of 2018.  We delivered outstanding financial results, with quarterly sales growth in all of our four segments and all-time record adjusted net earnings, while progressing our strategic growth initiatives, and strengthening our financial profile through our new revolving credit agreement.”

Quarterly Conference Call
A quarterly conference call will be held on Friday, August 3, 2018, at 11:00 AM Eastern Time (ET) to review second quarter 2018 results. Ted Harris, Chairman of the Board, CEO and President, and Terry Coelho, CFO will host the call.  We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in    1-201-689-8341), five minutes prior to the scheduled start time of the conference call.  The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, August 17, 2018.  To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13681749.

Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2017. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)
Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Human Nutrition & Health	$85,013	$78,031	$168,076	$151,158
Animal Nutrition & Health	42,036	37,048	88,177	75,126
Specialty Products	22,864	20,759	40,604	39,549
Industrial Products	13,774	11,244	28,240	18,977
Total	$163,687	$147,082	$325,097	$284,810

Business Segment Earnings Before Income Taxes:
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Human Nutrition & Health	$10,066	$11,320	$23,069	$21,516
Animal Nutrition & Health	7,113	3,689	14,597	9,065
Specialty Products	8,679	8,055	13,814	14,518
Industrial Products	2,654	1,579	5,133	2,301
Transaction and integration costs	(893)	(1,899)	(1,582)	(1,953)
Indemnification settlement	-	2,087	-	2,087
Interest and other expense	(2,558)	(2,271)	(4,793)	(4,265)
Total	$25,061	$22,560	$50,238	$43,269

Selected Balance Sheet Items	June 30, 2018	December 31, 2017
Cash and Cash Equivalents	$62,476	$40,416
Accounts Receivable, net	98,595	91,226
Inventories	70,071	60,696
Other Current Assets	9,995	6,998
Total Current Assets	241,137	199,336

Property, Plant & Equipment, net	184,767	189,793
Goodwill	441,554	441,361
Intangible Assets With Finite Lives, net	115,873	128,073
Other Assets	6,136	5,073
Total Assets	$989,467	$963,636

Current Liabilities	$60,632	$73,396
Current Portion of Long-Term Debt	-	35,000
Long-Term Debt	210,750	183,964
Deferred Income Taxes	48,547	48,548
Long-Term Obligations	6,318	5,847
Total Liabilities	326,247	346,755

Stockholders' Equity	663,220	616,881

Total Liabilities and Stockholders' Equity	$989,467	$963,636

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2018	2017

Cash flows from operating activities:
Net earnings	$39,025	$32,053
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	22,426	22,083
Stock compensation expense	3,459	2,885
Other adjustments	62	565
Changes in assets and liabilities	(18,276)	(11,894)
Net cash provided by operating activities	46,696	45,692

Cash flow from investing activities:
Cash paid for acquisition, net of cash acquired	-	(16,759)
Capital expenditures and intangible assets acquired	(7,996)	(11,149)
Proceeds from insurance and sale of assets	2,166	2,000
Net cash used in investing activities	(5,830)	(25,908)

Cash flows from financing activities:
Proceeds from revolving debt	210,750	22,000
Principal payments on long-term and revolving debt	(219,500)	(29,384)
Proceeds from stock options exercised	6,578	4,893
Dividends paid	(13,428)	(12,069)
Other	(2,346)	(1,741)
Net cash used in financing activities	(17,946)	(16,301)

Effect of exchange rate changes on cash	(860)	1,473

Increase/(Decrease) in cash and cash equivalents	22,060	4,956

Cash and cash equivalents, beginning of period	40,416	38,643
Cash and cash equivalents, end of period	$62,476	$43,599

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses, indemnification settlements, legal settlements, and the fair valuation of acquired inventory.  Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)
Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Reconciliation of adjusted gross margin

GAAP gross margin	$53,466	$46,761	$104,925	$91,190
Amortization of intangible assets (1)	755	659	1,597	1,300
Adjusted gross margin	$54,221	$47,420	$106,522	$92,490

Reconciliation of adjusted earnings from operations

GAAP earnings from operations	27,619	24,831	55,031	47,534
Amortization of intangible assets (1)	6,190	6,452	12,472	13,543
Transaction and integration costs (2)	893	1,899	1,582	1,953
Indemnification settlement (3)	-	(2,087)	-	(2,087)
Adjusted earnings from operations	34,702	31,095	69,085	60,943

Reconciliation of adjusted net earnings

GAAP net earnings	19,679	16,536	39,025	32,053
Amortization of intangible assets (1)	6,621	6,572	13,012	13,787
Transaction and integration costs (2)	893	1,899	1,582	1,953
Indemnification settlement (3)	-	(2,087)	-	(2,087)
Income tax adjustment (4)	(2,663)	(2,393)	(4,671)	(6,266)
Adjusted net earnings	$24,530	$20,527	$48,948	$39,440

Adjusted net earnings per common share – diluted	$0.76	$0.64	$1.51	$1.23

1 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

2 Transaction and integration costs: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Management excludes this item for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding this item from our non-GAAP financial measures is useful to investors because this item is associated with each transaction, and is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

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Balchem Corporation (NASDAQ:BCPC)
3 Indemnification settlement: Indemnification settlement related to a favorable settlement we received relating to the SensoryEffects acquisition which is included in our GAAP financial statements. Management excluded this settlement for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding the settlement from our non-GAAP financial measures is useful to investors because this type of settlement is infrequent causing comparison of current and historical financial results to be difficult.

4 Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting”, and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. The income tax adjustment for the three months ended June 30, 2018 and 2017, respectively, is calculated as the difference between the June 30, 2018 and 2017 year-to-date income tax adjustment, respectively, and the March 31, 2018 and 2017 year-to-date income tax adjustment, respectively. See Table 3 for the calculation of our non-GAAP effective tax rate.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and six months ended June 30, 2018 and 2017.

Table 2

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income - as reported	$19,679	$16,536	$39,025	$32,053
Add back:
Provision for income taxes	5,382	6,024	11,213	11,216
Other expense	2,558	2,271	4,793	4,265
Depreciation and amortization	10,868	10,628	21,886	21,837
EBITDA	38,487	35,459	76,917	69,371
Add back certain items:
Non-cash compensation expense related to equity awards	1,666	1,044	3,459	2,885
Transaction and integration costs	893	1,899	1,582	1,953
Indemnification settlement	-	(2,087)	-	(2,087)
Adjusted EBITDA	$41,046	$36,315	$81,958	$72,122

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the six months ended June 30, 2018 and 2017.

Table 3

	Six Months Ended June 30,
	2018	Effective Tax Rate	2017	Effective Tax Rate
GAAP Income Tax Expense	$11,213	22.3%	$11,216	25.9%
Impact of ASU 2016-09 adoption(5)	1,095		1,739
Adjusted Income Tax Expense	$12,308	24.5%	$12,955	29.9%

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Balchem Corporation (NASDAQ:BCPC)
5 Impact of ASU 2016-09 adoption: In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which addresses the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted ASU 2016-09 on January 1, 2017 prospectively (prior periods have not been restated).  The primary impact of adoption was the recognition during the three and six months ended June 30, 2018 and 2017, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities. The presentation requirements for cash flows related to employee taxes paid for withheld shares had no impact to any of the periods presented in the consolidated statement of cash flows, since such cash flows have historically been presented in financing activities. The Company also elected to continue estimating forfeitures when determining the amount of stock-based compensation costs to be recognized in each period. No other provisions of ASU 2016-09 had a material impact on the Company’s financial statements or disclosures.

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and six months ended June 30, 2018 and 2017.

Table 4

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$21,217	$22,890	$46,696	$45,692
Capital expenditures	(3,965)	(7,885)	(7,700)	(10,819)
Free cash flow	$17,252	$15,005	$38,996	$34,873

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